Exhibit 10.13

Amended and Restated

Loan and Security Agreement

Borrower:	On Deck Capital, Inc.
Address:	1400 Broadway, 25th Floor
New York, New York 10018

Date:	November 3, 2014

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into on the above date between SQUARE 1 BANK (“Lender”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

Lender and Borrower hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Loan and Security Agreement dated as of August 7, 2013 between Lender and Borrower (as amended, supplemented or modified from time to time prior to the date hereof, the “Existing LSA”) shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing LSA shall be superseded by this Agreement. All of the “Obligations” (as defined in the Existing LSA, the “Existing Obligations”) outstanding under the Existing LSA shall continue as Obligations hereunder to the extent not repaid on the date hereof, and this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of Borrower under the Existing LSA.

Any and all security agreements, pledge agreements, certified resolutions, guaranties, subordination agreements, intercreditor agreements, warrants, letter of credit agreements, foreign exchange agreements, treasury management agreements, and other documents, instruments and agreements relating to the Existing LSA continue in full force and effect and any references therein to the Existing LSA shall be deemed to refer to this Agreement.

1. LOANS.

1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the limit shown on the Schedule (the “Credit Limit”), subject to the provisions of this Agreement. Loans may be repaid and reborrowed, subject to the terms and conditions of this Agreement.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s loan account (and, if unpaid, the same shall thereafter bear interest at the same rate as the other Loans).

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall pay the amount of the excess to Lender within one Business Day after its knowledge thereof, without notice or demand. Without limitation on the foregoing, if an Overadvance exists as of 5:00 P.M. Durham, North Carolina time on any day, Lender may cease making any Loans hereunder until no Overadvance exists. Without limiting Borrower’s obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Lender by email or facsimile. Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Lender may rely on any email, facsimile or telephone request for a Loan given by a person whom Lender reasonably believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; the Operating Account and any other Deposit Account held at Lender or with respect to which Borrower, Lender and the depositary bank have executed and delivered a deposit account control agreement; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property (including without limitation all Customer Loans and Customer Loan Documentation); and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

Notwithstanding the foregoing, the Collateral shall not include any of the following property (the “Excluded Property”):

(i) property which consists of a license of Intellectual Property to Borrower, pursuant to a license which is nonassignable by its terms without the consent of the licensor thereof (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Section 9408 of the Code);

(ii) property which consists of a lease of Equipment leased to Borrower pursuant to a capital lease which by its terms is non-assignable (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Sections 9407 of the Code);

(iii) property other than Customer Loans and Cash, if the granting of a security interest in the property is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such property shall automatically become part of the Collateral; or

(iv) property that is subject to a Lien that is permitted pursuant to clause (i) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, but only to the extent such prohibition is enforceable under applicable law, and provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; or

(v) “intent-to-use” Trademarks until such time as the Borrower begins to use such Trademarks;

(vi) any Customer Loan and related assets (including any “Related Security”, as defined in the Permitted SPE Financings) sold or transferred or purported to be sold or transferred by Borrower pursuant to a transaction permitted under this Agreement, including a Permitted SPE Sale, a Permitted Charged-Off Sale and a Permitted Whole Loan Sale, and from and after the date of any such sale any collections and other proceeds received by Borrower with respect to such Customer Loan and related assets (other than (A) the Purchase Price paid to Borrower in connection with such sale, and (B) any distributions made to Borrower in connection with such sale); or

(vii) any Excluded Account.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than contingent, unmatured indemnification Obligations) have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $50,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where all failures to do so will not result in damage to Borrower of more than a total of $250,000.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Lender at least 15 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $250,000 fair market value of Equipment and Inventory is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times take commercially reasonable measures to defend Lender’s security interest in the Collateral against all claims of others.

(b) [intentionally omitted].

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located, except in each case to the extent its failure to do so would not result in total damages for all such failures in excess of $1,000,000.

(e) Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any material license or other agreement that is required for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property required for the conduct of Borrower’s business.

(f) Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.

3.5 [intentionally omitted]

3.6 Maintenance of Collateral. Borrower will maintain all tangible Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral having a value in excess of $250,000.

3.7 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP in all material respects.

3.8 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R (FASB ASC 718) in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, except in each case to the extent its failure to do so is not reasonably likely to result in damages or penalties incurred by Borrower in excess of $250,000 in total. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.10 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, except to the extent its failure to do so is not reasonably likely to result in a Material Adverse Change, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

3.11 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $250,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $250,000.

3.12 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital and repayment of certain existing indebtedness to existing lenders to Borrower. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.13 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4. CUSTOMER LOANS.

4.1 Customer Loan Documentation. If requested by Lender, Borrower shall furnish Lender with copies (or, at Lender’s request after an Event of Default, originals to the extent originals exist) of all Customer Loan Documentation, and Borrower warrants the genuineness of all of the foregoing, and absent any delivery of Customer Loan Documentation to Lender, Borrower shall at all times retain possession of all Customer Loan Documentation.

4.2 Accounts with Lender. Borrower shall open and maintain a deposit account with Lender into which Lender may credit Loans to be made to Borrower. Lender may from time to time in its discretion make Loans to Borrower to cover checks or other items or charges that Borrower has drawn or made against the any account Borrower maintains with Lender or to cause payment of amounts due under the Loan Documents. Borrower authorizes Lender to make such Loans from time to time by means of appropriate entries of credits to such account sufficient to cover any such charges then presented, such Loans to be subject to the terms of this Agreement as though made pursuant to a request from Borrower.

4.3 Verifications. Upon the occurrence and during the continuance of any Event of Default, Lender may, from time to time, verify directly with the respective Customer Loan Obligor the validity, amount and other matters relating to the Customer Loan, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance (other than proceeds from Borrower’s business interruption insurance, which shall be released to Borrower unless a material portion of the Obligations has been accelerated in connection with the occurrence of an Event of Default or a Default or Event of Default has occurred and is continuing under Section 7.1(k) or 7.1(l)), if no Event of Default has occurred and is continuing, Lender shall release to Borrower such insurance proceeds, which shall be utilized by Borrower for such purposes that are in accordance with this Agreement as its Board of Directors shall determine after receipt of such proceeds. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on two Business Days’ notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $1,000 per person per day (or such other amount as shall represent Lender’s then current standard charge for the same), plus reasonable and documented out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender); provided that Borrower shall not be required to reimburse Lender for the cost of more than two such audits, or for an aggregate of more than $20,000, in any fiscal year, except that such limitations shall not apply if any Default or Event of Default has occurred and is continuing.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender’s prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity;

(ii) acquire any assets, except (A) for assets acquired in the ordinary course of business, (B) for acquisitions of assets outside the ordinary course of business in a total amount not exceeding a total of $500,000 in any fiscal year, (C) for assets acquired outside the ordinary course of business, after written notice to Lender, the acquisition of which was approved by the Borrower’s Board of Directors, (D) repurchases of Customer Loans previously sold, or transferred to an SPE pursuant to a transaction permitted under this Agreement, if required by the underlying sale or transfer documents, and (E) repurchases of Customer Loans previously sold, or transferred in a Permitted Whole Loan Sale, if required by the underlying sale or transfer documents;

(iii) enter into any transaction outside the ordinary course of business that is not dealt with in another subparagraph of this Section 5.5, except for such transactions that, in the aggregate, do not involve more than $500,000 in any fiscal year;

(iv) sell or transfer any Collateral, except for (A) Permitted SPE Sales, (B) Permitted Whole Loan Sales, (C) Permitted Charged-Off Sales, (D) the sale of obsolete or unneeded Equipment in the ordinary course of business, and (E) the sale or transfer of Collateral (other than Customer Loans) outside the ordinary course of business that was approved by the Borrower’s Board of Directors.

(v) make any loans of any money or other assets or any other Investments, other than (A) Permitted Investments, (B) loans made in the ordinary course of business (providing loans and other credit products to commercial borrowers shall be deemed in the ordinary course of Borrower’s business for purposes of this Section 5), (C) Investments in Canadian Subsidiaries which are in businesses similar to that of Borrower and which are permitted by Section 5.5(xiv), in an aggregate amount not exceeding $5,000,000, and in Domestic Subsidiaries which are in businesses similar to that of Borrower and which are permitted by Section 5.5(xiv), (D) Investments permitted in another subparagraph of this Section 5.5, and (E) other Investments not exceeding a total of $1,000,000 in any fiscal year;

(vi) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(vii) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than Permitted Guarantees;

(viii) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

(ix) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities, except for (A) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $200,000 in any fiscal year, or (B) any redemption, retirement, purchase or other acquisition of Borrower’s stock or other equity securities made using only the proceeds received from any substantially contemporaneous equity issuance of Borrower;

(x) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xi) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for (A) any Permitted SPE Sale made in connection with a Permitted SPE Financing (and transactions reasonably related thereto or contemplated therein, including any servicing arrangements), (B) transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (C) transactions existing on the date hereof and set forth in the Representations; or

(xii) reincorporate in another state;

(xiii) change its fiscal year, without written notice to Lender within five Business Days thereafter;

(xiv) create a Subsidiary (other than any SPE and ODSC, LLC), except for the creation of (A) any Domestic Subsidiary that was approved by the Borrower’s Board of Directors and that, within 10 Business Days after the date it is created, executes and delivers all such documents and takes all such actions as Lender determines are necessary or appropriate for such Subsidiary to become, at Lender’s option, either a co-borrower hereunder or a guarantor hereof, including providing Lender with a first-priority perfected security interest in all of its assets (other than assets of the type described in Sections 2(i) – 2(v) hereof) to secure its obligations as a co-borrower or guarantor, and (B) any Canadian Subsidiary which was approved by Borrower’s Board of Directors; in the case of both (A) and (B), provided that after giving effect to the foregoing, no Default or Event of Default would occur, and subject to Section 5.5(v);

(xv) dissolve or elect to dissolve; or

(xvi) agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Event of Default has occurred and is continuing, or would occur as a result of such transaction, except that Permitted SPE Sales, Permitted Whole Loan Sales and Permitted Charged-Off Sales permitted by the foregoing provisions of this Section shall still be permitted unless a material portion of the Obligations has been accelerated in connection with the occurrence of an Event of Default or a Default or Event of Default has occurred and is continuing under Section 7.1(k) or 7.1(l).

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower and such suit or proceeding is not instituted by Lender against Borrower or any of Borrower’s Affiliates, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes. Borrower will give Lender written notice of any change in its executive officers within ten days after the date of such change.

5.8 Registration of Intellectual Property Rights.

(a) Borrower shall promptly give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any.

(b) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property, (ii) detect infringements of the Intellectual Property, and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public except as shall be approved by the Board of Directors of Borrower.

5.9 Deposit of Cash Purchase Price. Borrower shall deposit, or cause to be deposited, into the Operating Account, the cash Purchase Price received by it, if any, for the sale of Customer Loans and related assets (including any related security).

5.10 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. The financing provided by Lender to Borrower under this Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2 Early Termination. The financing provided by Lender to Borrower under this Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective 20 days after written notice of termination is given to Lender; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination of the financing provided by Lender to Borrower under this Agreement, Borrower shall pay and perform in full all Obligations (other than the Surviving Obligations), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of the financing provided by Lender to Borrower under this Agreement, all of Lender’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than the Surviving Obligations) have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations (other than the Surviving Obligations) have been paid and performed in full. Upon payment in full of all of the Obligations (other than the Surviving Obligations), Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be required to fully terminate Lender’s security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Lender’s receipt of the following, in form and content satisfactory to Lender: (i) cash payment in full of all of the Obligations (other than contingent, unmatured indemnification Obligations) and performance by Borrower of all non-monetary Obligations (other than the Surviving Obligations) under this Agreement, (ii) written confirmation by Borrower that the commitment of Lender to make Loans under this Agreement has terminated, (iii) a general release of all claims against Lender, its officers, directors, agents, attorneys and Affiliates by Borrower relating to Lender’s performance and obligations under the Loan Documents, on Lender’s standard form, and (iv) an agreement by Borrower to indemnify Lender for any payments received by Lender that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.

6.4 Surviving Obligations. Upon termination of the financing provided by Lender to Borrower under this Agreement and payment in full all Obligations (other than the Surviving Obligations), the provisions of this Agreement shall terminate, provided that the following provisions shall continue in effect and be applicable to the Surviving Obligations: Sections 5.6, 7.1(k), 7.1(l), 7.2(b), applicable definitions under Section 8, 9.5 through 9.16, 9.19 through 9.20, and Section 3 of the Schedule relating to the Success Fee.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Except as may be provided otherwise in Section 7.1(c) below, Borrower shall fail to pay (i) when due any Loan or, (ii) within one Business Day after the date due, any interest thereon, or (iii) within two Business Days after the date due, any other monetary Obligation; or

(c) if (i) Borrower shall fail to pay any Overadvance within one Business Day after its knowledge thereof, and (ii) Lender shall give written notice to Borrower that Lender elects to declare an Event of Default based on clause (i) above (and, notwithstanding Section 9.5, such notice may be given by Lender by email, which notice will be effective when given); or

(d) Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial and Other Covenants”) (but subject to any equity cure provisions that may be set forth in Section 5 of the Schedule), Sections 6(a), 6(d) and 6(f) of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten Business Days after the earlier of the date (i) such failure first becomes known or should have become known in the exercise of reasonable diligence by an officer of Borrower, or (ii) Lender gives written notice thereof to Borrower; or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not released within ten Business Days after the earlier of the date that (i) such failure first becomes known to an officer of Borrower, or (ii) written notice thereof is given to Borrower by Lender; or

(g) any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 15 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if the aggregate amount of judgments or other claims that have become Liens on any of the Collateral ever exceeds $250,000 for more than 20 days, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and such notice of lien, levy, or assessment is not released within 10 Business Days;

(h) any default or event of default occurs under any obligation secured by a Permitted Lien in excess of $250,000 (for all such obligations) (other than any obligation governed by Section 7.1(n) below), which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i) Borrower breaches any material contract or obligation (other than any obligation governed by Section 7.1(n) below), which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(j) a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 Business Days or more; or

(k) Dissolution, termination of existence, temporary or permanent suspension of business, or insolvency of Borrower; or appointment of a receiver, trustee or custodian (which appointment is not rescinded within 15 Business Days), for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or

(l) the commencement of any Insolvency Proceeding against Borrower, which is not cured by the dismissal thereof within 60 days after the date commenced; or

(m) with respect to any Permitted SPE Sale, Borrower shall not have been paid at least 75% of the Purchase Price for the Customer Loans sold or transferred in such Permitted SPE Sale contemporaneously with such sale in cash by depositing the same in the Operating Account;

(n) an event of default shall occur under any Permitted SPE Financing with a principal amount in excess of $1,000,000 and such event of default results in the acceleration of amounts owed thereunder or the exercising of remedies with respect to such event of default; or

(o) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement and Borrower has acquiesced to or taken action that resulted in such termination or limit; or

(p) a Change in Control shall occur; or

(q) there is a change in the person(s) holding any two of the positions of Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer, of the Borrower (e.g., two persons holding the positions of Chief Executive Officer and Chief Operating Officer, respectively, or one person holding both positions of Chief Executive Officer and Chief Financial Officer, etc.), and such person(s) is not replaced with another person(s) acceptable to Lender in its Good Faith Business Judgment within 30 days after the first date that both such positions are vacant; or

(r) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(s) a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the cure periods specified above in clauses (c), (g), (k), or (l), and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts, General Intangibles, Customer Loans and other Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’s Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle any of the foregoing for less than face value; (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional two percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms;

(iii) the Sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Investment Property. If an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and Borrower shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account or other Collateral, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession; (d) endorse all checks and other forms of remittances received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts, General Intangibles and Customer Loans for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.8 Liability. Lender shall not be responsible or liable for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Customer Loan, or for settling any Customer Loan in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to any Customer Loan or any Customer Loan Documentation, provided in each case that it acts in its Good Faith Business Judgment. Nothing in this Section 7.8 shall, however, relieve Lender from liability for its own gross negligence or willful misconduct.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account, General Intangible, Customer Loan or other Collateral.

“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Approved Fund” means any Person that, in the ordinary course of its business, is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit that generally have an original par amount in excess of $10,000,000 and that is administered or managed by an entity that is not included in the list of entities set forth in clause (b) of the definition of Direct Competitor or any Affiliate thereof.

“Borrower’s Credit Policy” shall mean Borrower’s Credit Policy dated April 14, 2014, a copy of which is attached hereto as Exhibit A, with such changes thereto after the date hereof as are from time to time approved by the Credit Committee of the Board of Directors of Borrower, provided that (i) the Credit Policy continues to be similar to the credit policy attached hereto as Exhibit A and (ii) any such changes would not reasonably be expected to be materially adverse to Lender.

“Business Day” means a day on which Lender is open for business.

“Canadian Subsidiary” means a Subsidiary organized under the laws of Canada or any province thereof.

“Change in Control” means a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, provided that for the avoidance of doubt, an initial underwritten public offering of stock of the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (an “Initial Public Offering”), shall not constitute a “Change of Control” under this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of North Carolina from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such

Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Customer Loan” means a commercial loan made by Borrower in the ordinary course of Borrower’s business, or by the Originating Bank and acquired by Borrower from the Originating Bank in the ordinary course of Borrower’s business, and all sums due from the Customer Loan Obligor in connection therewith, which loan has not been sold or transferred, or purported to be sold or transferred, by Borrower.

“Customer Loan Documentation” means the promissory notes, loan agreements and other documentation entered into from time to time between Borrower and its customers relating to Customer Loans, as such documentation may be amended from time to time in accordance with the Credit Policy.

“Customer Loan Obligor” means the person or entity to whom a loan is made by Borrower in the ordinary course of its business, and any guarantor thereof or other person liable thereon.

“Daily Pay Customer Loan” means any Customer Loan for which Payments are generally due on every Business Day.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Direct Competitor” means (a) any Person engaged in the same or similar line of business as Borrower, (b) any Person that is a direct competitor of Borrower or any Subsidiary of Borrower and is identified as such by Borrower to Lender prior to the date hereof (as such list is updated by Borrower from time to time, and acknowledged in writing by Lender (such acknowledgment not to be unreasonably withheld)) or (c) any Affiliate of any such Person; provided that, any Person (other than any Person listed in clause (b) and their Affiliates) that either (i) both (A) has a market capitalization equal to or greater than $5 billion and (B) that is in the business of investing in commercial loans that generally have an original par amount in excess of $10,000,000 or (ii) that is an Approved Fund, shall in either case not be deemed a “Direct Competitor” hereunder.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Excluded Account” means all Deposit Accounts other than the Operating Account and any other Deposit Account held at Lender or with respect to which Borrower, Lender and the depositary bank have executed and delivered a deposit account control agreement.

“Expected Yield” means, with respect to any Customer Loan, the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Customer Loan over the life of such Customer Loan (assuming (x) in the case of a Daily Pay Customer Loan, a 252 or 257-day, as applicable, year, and (y) in the case of a Weekly Pay Customer Loan, a 52-week year (or, in any case, such other number of payment days set forth in the Credit Policy for a 12-month term Customer Loan).

“FFOR” means Fund for ODC Receivables LLC, a Delaware limited liability company and wholly owned Subsidiary of the Borrower.

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Lender’s business judgment, exercised reasonably (from the perspective of an asset-based lender), honestly and in good faith and not arbitrarily.

“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned Subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means a material adverse effect on (i) the operations, business or financial condition of Borrower taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform, in all material respects, its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Material Modification” means, with respect to any Customer Loan, a reduction in the interest rate, an extension of the term, a reduction in any required payment or extension of a payment date or a reduction in the outstanding Principal Balance, or a release of any guarantor in each case as reflected in an amendment to the Customer Loan Documentation.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement, the Loan Documents, or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Operating Account” means the deposit account of Borrower numbered 1830006548 at MB Financial Bank (or any successor account thereto held with a bank that has entered into with Lender a deposit account control agreement covering such account in form and substance reasonably acceptable to Lender).

“Originating Bank” means BofI Federal Bank or another chartered bank that originates Customer Loans.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Overadvance” is defined in Section 1.3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Lender for credit to Borrower’s outstanding Loans.

“Permitted Charged-Off Sale” means the sale of Charged-Off Customer Loans and related assets (including any related security) by the Borrower to any third party from time to time pursuant to the terms of any document or agreement entered into between the Borrower and such third party, in good-faith and in an arm’s length transaction, providing for the sale of specific assets by the Borrower to such third party in the ordinary course of the Borrower’s business; provided, that such sale is made without representation, warranty or recourse of any kind by Borrower (other than customary representations regarding title and absence of liens on the Charged-Off Customer Loans, and the status of Borrower, due authorization, enforceability, no conflict and no required consents in respect of such sale), and provided that 100% of the Purchase Price for such Customer Loans shall be paid contemporaneously with such sale in cash by depositing the same in the Operating Account.

“Permitted Guarantee” means any (i) unsecured guarantee by the Borrower (or similar instrument providing unsecured recourse to Borrower) of up to 5% of the obligations of, or commitments to, an SPE under any Permitted SPE Financing, plus any expenses related to the enforcement thereof, (ii) unsecured guarantee by the Borrower (or similar instrument providing unsecured recourse to Borrower) of the obligations of, or commitments to, an SPE under any Permitted SPE Financing, plus any expenses related to the enforcement thereof, which guarantee is triggered upon the occurrence of certain actions or omission to act by the Borrower, applicable SPE and other related persons, or (iii) the payment of any expenses of an SPE in connection with the SPE’s establishment and entry into a Permitted SPE Financing.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Indebtedness existing on the date hereof in a total principal amount set forth on the Schedule;

(iii) trade payables incurred in the ordinary course of business;

(iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $1,000,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vi) amounts owed pursuant to any real property lease of the Borrower for Borrower’s locations;

(vii) accounting accruals associated with legal, audit, marketing and consulting costs incurred in the ordinary course of Borrower’s business;

(viii) Indebtedness under any Permitted Guarantee;

(ix) Indebtedness of Borrower under any letter of credit issued on behalf of Borrower in favor of a landlord under a real property lease of the Borrower; and

(x) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (x) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investments” means:

(i) Investments existing on the date hereof and disclosed on Exhibit B;

(ii) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;

(iii) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(vi) Investments in an SPE in connection with a Permitted SPE Sale.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) Liens for taxes fees, assessments or other governmental charges or levies either (y) not delinquent not yet payable or (z) being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that such Lien shall not have priority over any of the Liens of Lender in the Collateral;

(iv) additional security interests which are consented to in writing by Lender, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Lender pursuant to a Subordination Agreement in such form and containing such provisions as Lender shall specify in its Good Faith Business Judgment;

(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vi) security interests being terminated substantially concurrently with this Agreement;

(vii) Liens (other than Liens imposed by ERISA) incurred in the ordinary course of business to secure payment of workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $250,000 at any time;

(viii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $25,000 at any time; and

(ix) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding $250,000 at any time;

(x) Liens in favor of Lender;

(xi) Liens disclosed in the Representations;

(xii) (A) Liens in favor of an SPE intended as a “fall back” Lien should a Permitted SPE Sale of Customer Loans from Borrower to such SPE fail to qualify as a “true sale” within the meaning of the applicable Uniform Commercial Code and provided such Liens are limited to the assets sold or transferred; and (B) Liens in favor of a purchaser of Customer Loans in a Permitted Whole Loan Sale intended as a “fall back” Lien should a sale or transfer of such Customer Loans from Borrower to such purchaser fail to qualify as a “true sale” within the meaning of the applicable Uniform Commercial Code and provided such Liens are limited to the assets sold or transferred (or purported to be sold or transferred);

(xiii) Liens of BofI Federal Bank (“BOFI”) in account nos. 200000100897 and 200000102133 pledged to support Borrower’s obligations pursuant to the terms of the Master Business Loan Marketing Agreement between Borrower and BOFI dated July 19, 2012 (as amended, restated or modified from time to time, the “BOFI Agreement”), provided, however that the amount in such account shall not exceed the minimum commercially reasonable amount necessary to support Borrower’s obligations under the BOFI Agreement;

(xiv) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business, provided they are non-exclusive and do not interfere with the business of Borrower; and

(xvi) Liens in favor of collecting banks arising under Section 4-210 of any Uniform Commercial Code.

Lender will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Permitted SPE Financing” has the meaning ascribed to it in the definition of “Permitted SPE Sale”.

“Permitted SPE Sale” means the sale of Customer Loans and related assets (including any related security) by the Borrower to any SPE from time to time pursuant to the terms of any document or agreement entered into between the Borrower and such SPE providing for the sale of specific assets by the Borrower to such SPE in the ordinary course of the Borrower’s business, in connection with a bona fide financing transaction (each such financing, a “Permitted SPE Financing”).

“Permitted Whole Loan Sale” means the sale of Customer Loans by the Borrower to any Person who is not an Affiliate from time to time pursuant to the terms of any whole loan sale program entered into between the Borrower and such Person providing for the sale of specific assets by the Borrower to such Person in the ordinary course of the Borrower’s business; provided, in each case, that 100% of the Purchase Price for such Customer Loans shall be paid contemporaneously with such sale in cash by depositing the same in the Operating Account.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum, most recently announced by Lender as its “prime rate” (whether or not such announced rate is the lowest rate available from Lender).

“Principal Balance” means, in respect of any Customer Loans, as of any date of determination, an amount determined by application of the following procedure: (i) first, take the original aggregate unpaid principal balance of such Customer Loan; (ii) second, take the number of loan payments required to be made in respect of such Customer Loan in accordance with such customer’s then current Customer Loan Documentation; (iii) third, take the Expected Yield for such Customer Loan

(calculated based upon such customer’s then current Customer Loan Documentation); (iv) fourth, take the number of loan payments that have been made in respect of such Customer Loan as of (and including) such date; (v) fifth, for each such loan payment that has been made in respect of such Customer Loan as of (and including) such date, assume that such payment was comprised of (1) a deemed interest portion (calculated based upon the Expected Yield), and (2) a deemed principal portion comprised of the remainder of such loan payment (if any) after the deemed interest portion has been deducted; and (vi) sixth, for each such loan payment that has been made in respect of such Customer Loan as of (and including) such date, apply such payment as described in clause (v) above, and reduce the original aggregate unpaid principal balance of such Customer Loan (with respect to the first payment received with respect to such Customer Loan) or the Deemed Unpaid Principal Balance (as defined below) (with respect to each other payment received with respect to such Customer Loan) by the deemed principal portion calculated as described in clause (v) above - the result after application of the deemed principal portion will be the “Deemed Unpaid Principal Balance” of such Customer Loan as of such date. On any date of determination, In respect of any Customer Loan as of such date of determination, the “Principal Balance” of such Customer Loan shall be the original aggregate unpaid principal balance of such Customer Loan (if no payments have been received in respect of such Customer Loan) or the “Deemed Unpaid Principal Balance” of such Customer Loan (if one or more payments have been received in respect of such Customer Loan).

“Purchase Price” with respect to a Customer Loan means an amount received by Borrower in connection with the sale by Borrower of such Customer Loan, which in the case of a Permitted SPE Sale or a Permitted Whole Loan Sale shall not be less than the Principal Balance of the Customer Loan at the date of the sale

“Qualified Cash” means Borrower’s cash held in the Operating Account provided that the bank at which the Operating Account is held has entered into with Lender a deposit account control agreement covering such account, providing Lender with a first-priority security interest in such cash, in form and substance reasonably acceptable to Lender, and that such deposit account control agreement remains in full force and effect and no termination thereof, or closure of the Operating Account, is pending.

“Qualified Customer Loans” means Customer Loans, which meet all of the Minimum Qualification Requirements. The “Minimum Qualification Requirements” are as follows:

(i)	the Customer Loan shall meet all of the requirements of Borrower’s Credit Policy, and shall not have reached its maturity date;

(ii)	all payments on the Customer Loan shall be in equal payments, due on each of the regular scheduled payment dates per year, which fully amortize the principal amount of the Customer Loan and all interest thereon over the term of the Customer Loan, and Borrower shall be permitted to cause such payments to be made by ACH debit, pursuant to authority from the Customer Loan Obligor in the Customer Loan Documentation;

(iii)	shall not have a Missed Payment Factor (as defined in the Schedule) of more than 10;

(iv)	the Customer Loan Documentation relating to the Customer Loan shall conform in all material respects to the Borrower’s current form of Customer Loan Documentation or otherwise be acceptable to Lender in its Good Faith Business Judgment and shall comply with all of Borrower’s representations and warranties herein;

(v)	the Customer Loan Documentation relating to the Customer Loan shall not have been subject to a Material Modification, without the Lender’s prior written consent;

(vi)	repayment of the Customer Loan shall not be subject to any contingencies;

(vii)	the Customer Loan shall not be owing from a Customer Loan Obligor who has or has asserted any defense or counterclaim (whether or not relating to the particular Customer Loan), but if a Customer Loan is owing from a Customer Loan Obligor who has or has asserted any defense or counterclaim, the Customer Loan will not be Qualified under this clause only to the extent of the amount of the defense or counterclaim;

(viii)	the Customer Loan shall not be owing from an Affiliate of Borrower;

(ix)	the Customer Loan shall arise from a loan made for business purposes and not personal, family or household purposes;

(x)	the Customer Loan shall not be owing from a Customer Loan Obligor which is subject to any Insolvency Proceeding, or which fails or goes out of a material portion of its business;

(xi)	the Customer Loan shall not be owing from a Customer Loan Obligor located outside the United States;

(xii)	[Reserved];

(xiii)	To Borrower’s best knowledge, no facts, events or occurrences exist that, in any way, impair the validity or enforceability of such Customer Loan or tend to reduce the amount payable thereunder from the amounts shown thereon or on any schedule submitted to Lender;

(xiv)	To Borrower’s best knowledge, each Customer Loan Obligor under such Customer Loan had the capacity to contract at the time any contract or other document giving rise to the Customer Loan was executed;

(xv)	All requirements of applicable federal, state and local laws, and regulations, including, without limitation, usury laws and truth-in-lending disclosure laws, in respect of such Customer Loan and all Customer Loan Documentation related thereto have been complied with in all material respects;

(xvi)	To Borrower’s best knowledge, all Customer Loan Documentation relating to such Customer Loan represents the legal, valid and binding payment obligation of the Customer Loan Obligor thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws (including, but not limited to principles of equity) affecting the rights of creditors generally;

(xvii)	No right of rescission, set-off, counter-claim or defense of usury or other defense has been asserted with respect to the Customer Loan or the Customer Loan Documentation relating thereto;

(xviii)	The Customer Loan represents an undisputed bona fide existing unconditional obligation of the Customer Loan Obligor created by a loan to the Customer Loan Obligor by the Borrower or the Originating Bank, in the ordinary course of their business; and

(xix)	All unpaid balances appearing in all reports and statements provided by Borrower with respect to the Customer Loan are and shall be true and correct in all material respects, and to the best of Borrower’s knowledge, all signatures and endorsements on all Customer Loan Documentation relating to the Customer Loan are genuine.

“Representations” means the written Representations and Warranties provided by Borrower to Lender referred to in the Schedule.

“SBAF” means Small Business Asset Fund 2009 LLC, a wholly owned Subsidiary of the Borrower.

“SBFT” means Small Business Funding Trust, a wholly owned Subsidiary of the Borrower.

“SPE” means any one of the wholly owned Subsidiaries of the Borrower that is a “Special Purpose Entity” in existence from time to time which currently shall include the SPE’s identified as such on Exhibit B hereto and after the date hereof shall include any other “Special Purpose Entity” Subsidiary that is created or maintained for the purpose of financing Customer Loans

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Success Fee” is defined in Section 3 of the Schedule.

“Surviving Obligations” means (i) the Obligation to pay the Success Fee when due, and (ii) contingent, unmatured indemnification Obligations under this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Upfront Fees” means, with respect to any Customer Loan, the sum of any fees charged by Borrower or the Originating Bank, as the case may be, to a Customer Loan Obligor in connection with the disbursement of a loan, as set forth in the Customer Loan Documentation related to such Customer Loan, which are deducted from the initial amount disbursed to such Customer Loan Obligor, including the “Origination Fee” set forth on the applicable Customer Loan Documentation.

“Weekly Pay Customer Loan” means any Customer Loan for which Payments are generally due once per week.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Application of Payments. All payments with respect to the Obligations shall be applied as directed by Borrower, provided that, in the absence of such direction or upon the occurrence and during the continuance of an Event of Default, all such payments may be applied, and in Lender’s Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments received after 1:00 PM Eastern Time on any day shall be deemed received on the next Business Day, and Payments received by Lender shall be deemed applied by Lender on account of the Obligations on the Business Day received by Lender in immediately available funds.

9.2 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law), in each case, occurring after the date hereof, shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

9.3 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.

9.4 Monthly Accountings. Lender shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s (or any of its Affiliates’) own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER OR IT’S AFFILIATES’, SUBSIDIARIES’, DIRECTORS’, OFFICERS’, EMPLOYEES’, AGENTS’ OR ATTORNEYS’ FROM LIABILITY FOR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable and documented out-of-pocket attorneys’ and consultant’s fees (whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable and documented out-of-pocket costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that (a) Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender and (b) Lender may not assign or transfer any of its rights under this Agreement (including without limitation, the assignment of a participation under this Agreement) to a Direct Competitor of the Borrower, unless a material portion of the Obligations has been accelerated in connection with the occurrence of an Event of Default or a Default or Event of Default has occurred and is continuing under Section 7.1(k) or 7.1(l). No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within two years after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such two-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The two-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.17 Public Announcement. Borrower and Lender shall jointly prepare a public announcement of the transactions contemplated by this Agreement, and each of Borrower and Lender, after receiving the consent of the other, may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the other’s name, tradenames and logos.

9.18 Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, if they are aware of, or are informed of, the confidential nature of the information and are instructed to keep such information confidential, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.

9.19 Governing Law; Jurisdiction; Venue; Arbitration. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of North Carolina. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, and each consents to the jurisdiction of an such court, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law. If the jury waiver set forth in Section 9.20 below is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

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9.20 Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:

On Deck Capital, Inc.

By	/s/ Howard Katzenberg
	Title	Chief Financial Officer

Lender:

Square 1 Bank

By	/s/ Richard Suhl
	Title	SVP

[Signature Page—Amended and Restated Loan and Security Agreement]